UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 9, 2026

Star Equity Holdings, Inc.
(Exact name of registrant as specified in charter)

Delaware	001-38704	59-3547281
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

53 Forest Avenue, Suite 101
Old Greenwich, CT 06870
(Address of Principal Executive Offices)

Registrant's telephone number, including area code (203) 489-9500
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	STRR	The NASDAQ Stock Market LLC
Series A Preferred Stock, $0.001 par value	STRRP	The NASDAQ Stock Market LLC
Preferred Share Purchase Rights
Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Purchase Agreement

On November 9, 2026, 106 Bremer Avenue, LLC ("Property Owner"), a wholly owned subsidiary of Star Equity Holdings, Inc. (the "Company") entered into a Purchase and Sale Agreement (the "Colfax Purchase Agreement”) with DWG Capital Partners, LLC (“DWG”), an unaffiliated third party, pursuant to which the Property Owner agreed to sell certain real property located at 106 Bremer Avenue, Colfax, WI ("Colfax Premises") to DWG, for a purchase price of $5.2 million, subject to the terms and conditions of the Colfax Purchase Agreement. The net proceeds to be received by the Property Owner from the Colfax Purchase Agreement will be reduced by transaction commissions and expenses incurred in connection with the sale.

Simultaneous with the consummation of the Colfax Purchase Agreement, Timber Technologies Solutions Inc. ("Timber Technologies"), a wholly owned subsidiary of the Company and current occupant of the Colfax Premises, will enter into a commercial single-tenant triple net lease (the “Lease Agreement”) with DWG, or its permitted assignee, as landlord, pursuant to which Timber Technologies will lease back the Colfax Premises for a term commencing upon the execution of the Lease Agreement and ending on the 20th annual anniversary thereof, unless earlier terminated or extended for two renewal periods for an additional 10 years each in accordance with the terms of the Lease Agreement. The Lease is structured as an absolute net lease pursuant to which Timber Technologies will generally be responsible for insurance premiums, maintenance, utilities, taxes and other expenses, associated with the Colfax Premises. The Company will guarantee the obligations of Timber Technologies under the Lease Agreement.

The Company anticipates that the closing of the Colfax Purchase Agreement, including the execution of the Lease Agreement will occur in the fourth calendar quarter of 2026, subject to the satisfaction of certain customary closing conditions and contingencies for transactions of this type. DWG may terminate the Colfax Purchase Agreement for any reason or no reason before expiration of the due diligence period, as provided in the Colfax Purchase Agreement. Closing is scheduled to occur within 30 days after expiration of that period, subject to each party’s right to extend closing once for up to 30 days and DWG’s additional right to extend closing once for up to 15 days, and other extensions expressly provided in the Colfax Purchase Agreement. Accordingly, closing may occur after the fourth calendar quarter of 2026. Such contingencies include satisfactory title and insurance commitment, satisfactory survey review, environmental condition review, the Buyer’s ability to obtain appropriate financing, release of all monetary liens on the Colfax Premises, and satisfaction of other due diligence items as set forth in the Colfax Purchase Agreement. Following the closing, Timber Technologies will continue to operate its business from the Colfax Premises pursuant to the Colfax Purchase Agreement and Lease Agreement.

The foregoing summary of the Colfax Purchase Agreement is qualified in its entirety by reference to the full text of such agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1, and which is incorporated by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

EXHIBIT INDEX

10.1	Purchase and Sale Agreement of 106 Bremer Ave, Colfax , WI, dated as of November 9, 2026, by and between 106 Bremer Avenue LLC and DWG Capital Partners.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR EQUITY HOLDINGS, INC (Registrant)

By:	/s/ MATTHEW K. DIAMOND
Matthew K. Diamond
Chief Accounting Officer

	Dated:	November 10, 2026

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